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EXHIBIT 99.1

MAXWELL TECHNOLOGIES, INC.
2002 SUBSTITUTE STOCK OPTION PLAN

        1.    Purpose. The 2002 Substitute Stock Option Plan (the "Plan") is intended to advance the interests of Maxwell Technologies, Inc. (the "Company"), its shareholders and its subsidiaries by providing a source of Company stock options into which existing options for stock in certain subsidiaries of the Company can be converted. The Company and its I-Bus/Phoenix and Electronic Components Group subsidiaries are engaging in merger transactions (the "Merger Transactions") intended to cause, among other things, stock options in such subsidiaries to be converted into options for Company common stock. Each Merger Transaction will be effected in accordance with an Agreement of Merger (the "Merger Agreements") providing for the means of converting stock options in the particular subsidiary into stock options to be granted under the Plan. The Plan is a one-time, special source of stock options and is not intended to be an ongoing program. After the initial issuance of options hereunder in connection with the Merger Transactions, no further options will be granted under the Plan. The stock options granted under the Plan are not intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended.

        2.    Definitions.

          (a)  "Agreement" means the agreement between the Company and the optionee under which an Option is granted, and setting forth the terms and conditions of the Option and the optionee's rights thereunder.

          (b)  "Board" means the Board of Directors of the Company.

          (c)  "Committee" means, if there shall be a Stock Option Committee (the members of which shall be appointed by the Board from among the directors of the Company who shall satisfy applicable requirements for exemption under Section 16[b] of the Securities Exchange Act of 1934 and for qualification under Section 162[m] of the Internal Revenue Code of 1986) to which the Board has delegated the authority to administer the Plan, said Stock Option Committee; or if there shall not then be a Stock Option Committee of the Board having such delegated authority, or satisfying the requirements for said Section 16[b] exemption or said Section 162[m] qualification, "Committee" means the Board.

          (d)  "Common Stock" means the Company's common stock.

          (e)  "Date of Grant" means the date on which an Option under the Plan is granted pursuant to the Merger Transactions.

          (f)    "Option" means an option granted under the Plan.

          (g)  "Optionee" means a person to whom an option, which has not expired, has been granted under the Plan.

          (h)  "Subsidiary" or "Subsidiaries" means a subsidiary corporation or corporations of the Company as defined in Section 424 of the Code.

          (i)    "Successor" means the legal representative of the estate of the deceased Optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of any Optionee.

        3.    Administration of the Plan. The Plan shall be administered by the Committee. Options shall be granted under the Plan after approval hereof by the Board and pursuant to the Merger Agreements governing the Merger Transactions. The number of shares and purchase price of Common Stock covered by each Option, the individuals to whom Options shall be granted, and the term of each Option granted shall be as determined under said Merger Agreements. The Committee shall have the authority to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations of the Committee shall be conclusively binding for all purposes and upon all persons.

        4.    Common Stock Subject to Options. Unless amended in accordance with the provisions of Paragraph 11, and subject to adjustment under the provisions of Paragraph 7, the aggregate number of shares of the Company's Common Stock which may be issued upon the exercise of Options granted under the Plan shall not exceed 550,000. The shares of Common Stock to be issued upon the exercise of Options may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the market for the purposes of the Plan. The Plan shall involve an initial grant of Options pursuant to the Merger Transactions only, and after such initial grant, no further Options shall be granted hereunder. In the event any Option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such Option but not purchased thereunder shall not be available for any further Options to be granted under the Plan.

        5.    Participants. Options shall be granted under the Plan to employees (including for this purpose directors) of the Company or a Subsidiary who hold Subsidiary options that are subject to conversion to Options pursuant to the Merger Transactions.

        6.    Terms and Conditions of Options. Any Option granted under the Plan shall be evidenced by an Agreement executed by the Company and the Optionee and shall contain such terms and be in such form as the Committee may from time to time approve, subject to the following limitations and conditions:

          (a)  Option Price. The option price per share with respect to each Option shall be determined by the terms of the Merger Agreements entered into pursuant to the Merger Transactions.

          (b)  Period of Option. Except for earlier termination as provided in Subparagraphs (g) and (h) of this Paragraph 6, and in Subparagraph (b) of Paragraph 7, the expiration date of each Option shall be fixed to correspond to the expiration date of the Subsidiary option being converted into such Option in the Merger Transactions.

          (c)  Vesting of Shareholder Rights. Neither an Optionee nor any successor shall have any of the rights of a shareholder of the Company until the Option with respect to the applicable shares shall have been duly exercised and the certificate evidencing such shares delivered to such Optionee or any successor.

          (d)  Exercise of Option. Each Option shall be exercisable in such amounts and at such respective dates prior to the expiration of the Option as provided in the Agreement.

          (e)  Payment of Option Price. Upon exercise of an Option, Optionee or Successor shall pay the option price by delivering to the Company:

            (i)    cash or a check payable to the Company in an amount equal to the option price;

            (ii)  a stock certificate or certificates, duly endorsed for transfer to the Company, representing shares of Common Stock of the Company owned by the Optionee or Successor which have a fair market value on the date of exercise equal to the option price; or

            (iii)  cash or a check payable to the Company and a stock certificate or certificates, duly endorsed for transfer to the Company, representing shares of Common Stock owned by the Optionee or Successor, which, when added to the amount of the cash or check, have a fair market value on the date of exercise equal to the Option price.

        For the purposes hereof, fair market value shall be determined by the Committee and such determination shall be binding upon the Company and upon the Optionee or Successor.

          (f)    Non-Transferability of Option. No Option shall be transferable or assignable by an Optionee otherwise than by will or the laws of descent and distribution and each Option shall be exercisable during the Optionee's lifetime only by the Optionee. No Option shall be pledged or hypothecated in any way and no Option shall be subject to execution, attachment or similar process.

          (g)  Termination of Employment. Upon termination of an Optionee's employment with the Company and its Subsidiaries other than by reason of the death of the Optionee, the Option privileges of such Optionee shall be limited to the shares which were immediately purchasable by him at the date of such termination and such Option privilege shall expire unless exercised by him within sixty (60) days after the date of such termination. The granting of an Option to any person shall not alter in any way the Company's or the Subsidiary's right to terminate such person's employment at any time for any reason, nor shall it confer upon the Optionee any rights or privileges except as specifically provided for in the Plan.

          (h)  Death of Optionee. If an Optionee dies while in the employ of the Company or any Subsidiary, the option privileges of said Optionee shall be limited to the shares which were immediately purchasable by such Optionee at the date of death and such option privileges shall expire unless exercised by said Optionee's successor within one (1) year after the date of death.

          (i)    Maximum Number of Shares. The maximum number of shares of Common Stock that may be subject to options granted to any one eligible individual is the total number of shares authorized for grant of options under Paragraph 4 of the Plan.

        7.    Adjustments.

          (a)  In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Board in the number, kind and exercise price of shares for the purchase of which Options have theretofore been or may thereafter be granted under the Plan.

          (b)  In the event that the Company shall determine to merge, consolidate or enter into any other reorganization with or into any other corporation, or in the event of any dissolution or liquidation of the Company, then in any such event, at the election of the Board, (i) appropriate adjustment shall be made by the Board in the number, kind and exercise price of shares for the purchase of which Options have theretofore been and/or may thereafter be granted under the Plan, or (ii) the Plan and any Options theretofore granted under the Plan shall terminate as of the date of such merger, consolidation, reorganization, dissolution or liquidation, provided that written notice of such event shall have been given to each Optionee not less than 30 days prior to the date of such event. Upon any election by the Board pursuant to the provisions of clause (ii) of this Subparagraph (b), each Optionee shall have the right during the period commencing on the date the notice referred to in said clause (ii) is given and concluding on the date of such merger, consolidation, reorganization, dissolution or liquidation, as the case may be, to exercise such Optionee's outstanding and unexercised stock Options, including shares as to which such Options would not otherwise have been exercisable by reason of an insufficient lapse of time.

          (c)  All adjustments and determinations under this Paragraph 7 shall be made by the Board, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding and conclusive.

        8.    Restrictions on Issuing Shares. The exercise of each Option shall be subject to the condition that if at any time the Company shall determine in is discretion that (i) the satisfaction of withholding tax or other withholding liabilities, or (ii) the listing, registration or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or (iii) the consent or approval of any regulatory body, or (iv) the perfection of any exemption from any such withholding, listing, registration, qualification, consent or approval is necessary or desirable as a condition of, or in connection with, such exercise or the issuance, delivery or purchase of shares thereunder, then in any such event, such exercise shall not be effective unless such withholding, listing registration, qualification, consent, approval or exemption shall have been effected, obtained or perfected free of any conditions not acceptable to the Company.

        9.    Use of Proceeds. The proceeds received by the Company from the sale of its Common Stock pursuant to the exercise of Options granted under the Plan shall be added to the Company's general funds and used for general corporate purposes.

        10.  Amendment, Suspension and Termination of the Plan. The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as the Board may deem advisable in order that the Options granted thereunder may conform to any changes in the law or in any other respect which the Board may deem to be in the best interests of the Company; provided, however, that without approval by the shareholders of the Company, no such amendment shall (a) except pursuant to Paragraph 7, increase the maximum number of shares for which Options may be granted under the Plan, (b) change the provisions of Subparagraph (a) of Paragraph 6 relating to the establishment of the Option price, (c) change the provisions of Subparagraph (b) of Paragraph 6 relating to the expiration date of each option or (d) change the provisions of the second sentence of this Paragraph 10 relating to the term of this Plan. Unless the Plan shall theretofore have been terminated by the Board, the Plan shall terminate one (1) year after the effective date of the Plan. No Option may be granted during any suspension or after the termination of the Plan. Except as otherwise provided in the Plan, no amendment, suspension or termination of the Plan shall, without an Optionee's consent, alter or impair any of the rights or obligations under any Option theretofore granted to such Optionee under the Plan.

        11.  Effective Date of the Plan and Shareholder Approval. The effective date of the Plan shall be the date of its approval by the Board of Directors of the Company.

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  EXHIBIT 99.1
MAXWELL TECHNOLOGIES, INC. 2002 SUBSTITUTE STOCK OPTION PLAN